SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                   FORM 12b-25

                           Notification of Late Filing

                                                               File No. 0-27391

  (check one)
         |X| Form 10-K and Form 10-KSB    [ ] Form 11-K      [ ] Form 20-F
         [ ] Form 10-Q and Form 10-QSB    [ ] Form N-SAR

         For period ended December 31, 2000
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[ ] Transition Report on Form 10-K and Form KSB
[ ] Transition Report on Form 20-F
[ ] Transition Report on Form 11-K
[ ] Transition Report on Form 10-Q and Form 10-QSB
[ ] Transition Report on Form N-SAR

         For the transition period ended
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         Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

         If the notification relates to a portion of the filing checked above, identify the item(s) to which the notification relates: N/A
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                                     PART I
                             REGISTRANT INFORMATION

Full name of registrant  GourmetMarket.com, Inc.
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Former name if applicable

Address of principal executive office (Street and Number)
155 Thell Street
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City, State and Zip Code San Francisco, California 94102
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                                     PART II
                             RULE 12b-25(b) AND (c)

         If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check appropriate box.)

|X|      (a)      The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

|X|      (b)      The subject annual report, semi-annual report, transition
                  report on Forms 10-K, 10-KSB, 20-F, 11-K or Form N-SAR, or portion thereof will be filed on or before the 15th calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, 10- QSB, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

         (c) The accountant's statement or other exhibit required by Rule 2b-25(c) has been attached if applicable.

                                    PART III
                                    NARRATIVE

         State below in reasonable detail the reasons why Forms 10-K, 10-KSB, 11-K, 20-F, 10-Q, 10-QSB, N-SAR or the transition report portion thereof could not be filed within the prescribed time period. (Attach extra sheets if needed.)

         The Company's financial statements could not be completed on a timely basis.

                                     PART IV
                                OTHER INFORMATION

         (1)      Name and telephone number of person to contact in regard to
this notification.       C. Lawrence Rutstein    (561) 620-9202
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                         (Name)            (Area Code)  (Telephone Number)

         (2) Have all other periodic reports required under Section 13 or 15(d) or the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such short period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).
                                                             |X| Yes [ ] No

         (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
                                                              |X| Yes [ ] No

         The Registrant anticipates that its operating loss for the year ended December 31, 2000, will be materially less than its 1999 fiscal year loss. Notwithstanding this reduction in operating loss, the Registrant discontinued its operating business in January 2001.



                             GOURMETMARKET.COM, INC.
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                   (Name of Registrant as Specified in Charter)

         Has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.


Date  03/28/2001                      BY:    /s/ C. Lawrence Rutstein
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                                             C. Lawrence Rutstein, Chairman